Exhibit 99.1

                       JOINT FILERS' NAMES AND ADDRESSES

    1.ICONIQ Strategic Partners GP, L.P.
    2.ICONIQ Strategic Partners, L.P.
    3.ICONIQ Strategic Partners TT GP, Ltd.
    4.ICONIQ Strategic Partners Co-Invest, L.P. (Series PS)
    5.ICONIQ Strategic Partners-B, L.P.
    6.Divesh Makan
    7.William Griffith

The business address for each of the above reporting persons is:

c/o ICONIQ Strategic Partners, 394 Pacific Avenue, 2nd Floor San Francisco, CA
94111

ACTIVE/98506520.2